                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant  |X|
Filed by a Party other than the Registrant |_|

Check the appropriate box:

|X|      Preliminary Proxy Statement
|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
|_|      Definitive Proxy Statement
|_|      Definitive Additional Materials
|_|      Soliciting Material Pursuant to Section 240.14a-11(c) or Section
         240.14a-12

                              CHECKFREE CORPORATION
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
|X|      No fee required.
|_| Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

         1) Title of each class of Securities to which asset purchase applies:

                  --------------------------------------------------------------

         2) Aggregate number of securities to which asset purchase applies:

                  --------------------------------------------------------------

         3) Per unit price or other underlying value of asset purchase computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  --------------------------------------------------------------

         4)       Proposed maximum aggregate value of asset purchase:

                  --------------------------------------------------------------

         5)       Total fee paid:
                                 -----------------------------------------------

|_|      Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

         2)       Form, Schedule or Registration Statement No.:

         3)       Filing Party:

         4)       Date Filed


         Notes:

                              CHECKFREE CORPORATION




                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                   TO BE HELD

                                NOVEMBER 1, 2000

                                       AND

                                 PROXY STATEMENT




================================================================================


                                    IMPORTANT

                      PLEASE MARK, SIGN AND DATE YOUR PROXY
              AND PROMPTLY RETURN IT TO US IN THE ENCLOSED ENVELOPE

                              CHECKFREE CORPORATION
                           4411 East Jones Bridge Road
                             Norcross, Georgia 30092


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                                                 October 2, 2000
To Our Stockholders:



         Our annual meeting of stockholders will be held at our headquarters, 4411 East Jones Bridge Road, Norcross, Georgia, on Wednesday, November 1, 2000, at 4:00 p.m., local time, for the following purposes:



         (1) To elect two Class II Directors each to serve for a three-year term expiring at the 2003 annual meeting of stockholders.

         (2) To increase the number of authorized shares of the Company from 165,000,000 to 550,000,000, consisting of 500,000,000 shares of common stock, $.01 par value, 48,500,000 shares of preferred stock, $.01 par value, and 1,500,000 shares of Series A Junior Participating Cumulative Preferred Stock, $.01 par value.

         (3) To consider and act upon a proposed amendment to the Company's 1995 Stock Option Plan to increase the number of shares of the Company's common stock issuable upon exercise of stock options under the 1995 Stock Option Plan from 8,000,000 shares to 12,000,000 shares.

         (4) To transact any other business which may properly come before the meeting or any adjournment thereof.



         You will be most welcome at the meeting, and we hope you can attend. Our directors and officers and representatives of our independent public accountants will be present to answer your questions and to discuss our business.

         We urge you to execute and return the enclosed proxy as soon as possible so that your shares may be voted in accordance with your wishes. You may also submit your proxy or voting instructions by telephone or the Internet. If you are a holder of record, you may also cast your vote in person at the annual meeting. If your shares are held in account at a brokerage firm or bank, you must instruct them on how to vote your shares.



                                    By Order of the Board of Directors,

                                    Curtis A. Loveland
                                    Secretary


              -----------------------------------------------------
                     PLEASE SIGN AND MAIL THE ENCLOSED PROXY
                          IN THE ACCOMPANYING ENVELOPE
               NO POSTAGE NECESSARY IF MAILED IN THE UNITED STATES
              -----------------------------------------------------

                              CHECKFREE CORPORATION
                           4411 East Jones Bridge Road
                             Norcross, Georgia 30092

                          -----------------------------

                                 PROXY STATEMENT

                          -----------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                NOVEMBER 1, 2000

                          -----------------------------

         This proxy statement is furnished to you in connection with the solicitation of proxies to be used in voting at our annual meeting of stockholders to be held on November 1, 2000, and at any adjournment thereof. Our board of directors is soliciting the enclosed proxy. This proxy statement and the enclosed proxy will be first mailed to our stockholders on approximately October 2, 2000.

         We will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of stock. Our representatives may also solicit proxies by mail, telegram, telephone, or personal interview.

         The shares represented by the accompanying proxy will be voted as directed if the proxy is properly signed and received by us, or if your vote your shares by telephone or the Internet, prior to the annual meeting. If no directions are made to the contrary, your proxy will be voted FOR each of the proposals set forth in the Notice of Annual Meeting of Stockholders. You can change your vote at any time before your proxy is voted at the annual meeting in one of four ways:

         o        First, by revoking your proxy.

         o        Second, by submitting a new proxy.

         If you choose either of these methods, you must submit your notice of revocation or new proxy to our Corporate Secretary before the annual meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote.

         o Third, if you are a holder of record, you can attend the annual meeting and vote in person.

         o Fourth, if you submit your proxy or voting instructions electronically through the Internet or by telephone, you can change your vote by submitting a proxy at a later date, using the same procedures, in which case your later submitted proxy will be recorded and your earlier proxy revoked.

         Holders of record of our common stock at the close of business on September 15, 2000, will be entitled to vote at the annual meeting. At that time, we had [75,997,926] shares of our common stock outstanding and entitled to vote. Each share of our common stock outstanding on the record date entitles the holder to one vote on each matter submitted at the annual meeting.

         The presence, in person or by proxy, of a majority of the outstanding shares of our common stock is necessary to constitute a quorum for the transaction of business at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum. Broker non-votes occur when brokers, who hold their customers' shares in street name, sign and submit proxies for those shares and vote those shares on some matters, but not others. Typically, this would occur when brokers have not received any instructions from their customers, in which case the brokers, as the holders of record, are permitted to vote on "routine" matters, which typically include the election of directors.

         The election of the director nominees requires the favorable vote of a plurality of all votes cast by the holders of our common stock at a meeting at which a quorum is present. Proxies that are marked "Withhold Authority" and broker non-votes will not be counted toward a nominee's achievement of a plurality and, thus, will have no effect. Each other matter to be submitted to our stockholders for approval or ratification at the annual meeting requires the affirmative vote of the holders of a majority of the shares of our common stock present and entitled to vote on the matter. For purposes of determining the number of shares of our common stock voting on the matter, abstentions will be counted and will have the effect of a negative vote; broker non-votes will not be counted and, thus, will have no effect.

ELECTION OF DIRECTORS

         Our Restated Certificate of Incorporation provides for a classified board of directors with three classes. Each class of directors consists, as nearly as practical, of one-third of the total number of directors. Effective September 1, 2000, the total number of authorized directors was fixed at eight. Our board of directors proposes the election of two incumbent Class II Directors at the 2000 annual meeting of stockholders to continue service as Class II Directors. Six incumbent Class I and Class III Directors will continue in office, including:

         o James D. Dixon, who was elected on August 3, 2000, as a Class I director to fill the position created when our board of directors was expanded from six to seven members;

         o Henry C. Duques, who was elected on September 1, 2000, as a Class I director to fill a vacancy created on the board as a result of George R. Manser's retirement on August 3, 2000; and

         o Lewis Levin, who was elected on September 1, 2000, as a Class III director to fill the position created when our board of directors was expanded from seven to eight members.

The nominees for Class II Directors, if elected, will serve for three-year terms expiring at the 2003 annual meeting of stockholders.

         Mark A. Johnson and Eugene F. Quinn are currently Class II Directors and are being nominated by our board of directors for re-election as Class II Directors.

         It is intended that, unless otherwise directed, the shares represented by the enclosed proxy will be voted FOR the election of Messrs. Johnson and Quinn as Class II Directors. In the event that any nominee for director should become unavailable, the number of our directors may be decreased pursuant to our By-Laws, or our board of directors may designate a substitute nominee, in which event the shares represented by the enclosed proxy will be voted for the substitute nominee.

         OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR.

         The following table sets forth for each nominee and each continuing director, the person's name, age, and his position with us:

                               CLASS II DIRECTORS
                      (NOMINEES FOR TERMS EXPIRING IN 2003)

           NAME                      AGE                     POSITION
      -----------------        --------------        ------------------------
      Mark A. Johnson                47                      Director

      Eugene F. Quinn                46                      Director


                               CLASS III DIRECTORS
                             (TERMS EXPIRE IN 2001)
           NAME                      AGE                     POSITION
      -----------------        --------------        ------------------------
      Peter J. Kight                  44             Chairman of the Board and
                                                      Chief Executive Officer

      Lewis Levin                     43                     Director

      Jeffrey M. Wilkins              56                     Director


                                CLASS I DIRECTORS
                             (TERMS EXPIRE IN 2002)
           NAME                      AGE                     POSITION
      -----------------        --------------        ------------------------
      William P. Boardman             59                     Director

      James D. Dixon                  57                     Director

      Henry C. Duques                 57                     Director


         Peter J. Kight, our founder, has served as our Chairman and Chief Executive Officer since December 1997. He also serves as Chairman and Chief Executive Officer of CheckFree Services Corporation (a position he has held since 1981), CheckFree Investment Corporation, CheckFree Management Corporation, CheckFree i-Solutions, Inc., CheckFree i-Solutions Corporation, CheckFree i-Solutions International, Inc., CheckFree Finance, Inc., CheckFree International Partner, Inc., and CheckFree TransPoint Holdings Inc. Mr. Kight is also a director of CheckFree Services Corporation, CheckFree Management Corporation, CheckFree i-Solutions, Inc., CheckFree i-Solutions Corporation, CheckFree i-Solutions International, Inc., CheckFree Finance, Inc., CheckFree International Partner, Inc., and CheckFree TransPoint Holdings Inc. From 1997 to 1999, Mr. Kight served as President of CheckFree Corporation and, from 1981 to 1999, he served as President of CheckFree Services Corporation. Mr. Kight is a Director of Metatec International, Inc., a publicly-held company that distributes information utilizing CD-ROM technology.

         Mark A. Johnson has served as a Director since 1983. He also serves as a Director of CheckFree Services Corporation. Mr. Johnson served as our Vice Chairman from December 1997 to June 2000, as Executive Vice President, Business Development of CheckFree Services Corporation from 1993 to 1997, as Treasurer of CheckFree Services Corporation from 1993 to 1996, as Senior Vice President of CheckFree Services Corporation from 1991 to 1993, and as a Vice President of CheckFree Services Corporation from 1982 to 1991. Mr. Johnson is a Director of Claris Corporation, a publicly-held company that develops, markets and supports client/server financial software applications.

         William P. Boardman has served as a Director since July 1996. Mr. Boardman has been an officer of Bank One Corporation since 1984 and is currently Senior Executive Vice President.

         James D. Dixon has served as a Director since August 2000. Mr. Dixon has been Executive of Bank of America.com, a 1999 subsidiary of Bank of America, since February 2000. Mr. Dixon was Group Executive of Bank of America Technology and Operations, a subsidiary of Bank of America, from September 1998 to February 2000. Mr. Dixon was President of NationsBank Services, Inc., a subsidiary of NationsBank Corporation, from 1992 until the 1998 merger of NationsBank Corporation and Bank of America Corporation.

         Henry C. Duques has served as a Director since September 2000. Mr. Duques is the Chairman and Chief Executive Officer of First Data Corporation, a position he has held since April 1989. Prior to that time Mr. Duques served as Vice President and Chief Executive Officer of the Data Based Services Group of American Express Travel Related Services Company, Inc., the predecessor of First Data Corporation, until April 1989. Mr. Duques is also a director of theglobe.com and Unisys Corporation, both publicly held companies.

         Lewis Levin has served as a Director since September 2000. Mr. Levin is Vice President of Microsoft Corporation's Consumer and Commerce Group. Since joining Microsoft Corporation in 1986, Mr. Levin has served as Vice President of the Desktop Finance Division, as General Manager of the Excel Group, as Director of Applications Marketing, as Group Product Manager for the Graphics Business Unit, and has held a variety of other product marketing positions.

         Eugene F. Quinn has served as a Director since 1994. Mr. Quinn is a principal of Confluence Capital, a private investment firm. From March 1997 to April 1999, Mr. Quinn served as Senior Vice President for Online and Interactive Services at MTV Networks, a division of Viacom, Inc. From 1984 to 1997, Mr. Quinn served as a senior executive at Tribune Company and its Chicago Tribune subsidiary.

         Jeffrey M. Wilkins has served as a Director since 1990. Since August 1989, Mr. Wilkins has served as Chairman, President and Chief Executive Officer of Metatec Corporation, and its successor Metatec International, Inc., a publicly-held company which distributes information utilizing CD-ROM technology.


INFORMATION CONCERNING THE BOARD OF DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL STOCKHOLDERS

MEETINGS, COMMITTEES, AND COMPENSATION OF THE BOARD OF DIRECTORS

         Our board of directors had a total of eight meetings during the fiscal year ended June 30, 2000. During fiscal 2000, each of our directors attended 75% or more of the total number of (i) meetings of our board, and (ii) meetings of committees of our board on which the director served.

         As compensation for their services, each non-employee director receives semi-annually, stock options under our 1995 Stock Option Plan to acquire 2,000 shares of our common stock. Each non-employee director who serves on a committee also receives annually options to purchase an additional 4,000 shares of our common stock. These options will vest 100% after one year and terminate ten years after grant. In addition, each non-employee director receives out-of-pocket expenses incurred in connection with attendance at board and committee meetings. On January 1, 2000, Messrs. Boardman, Manser, Quinn, and Wilkins were each granted stock options to acquire 4,000 shares of our common stock at an exercise price of $104.50 per share, and on July 1, 2000, were granted stock options to purchase another 4,000 shares of our common stock at an exercise price of $51.56 per share.

         Our board of directors has two standing committees: a Stock Option and Compensation Committee and an Audit Committee. Our Stock Option and Compensation Committee has the authority to (i) administer our stock option plans, including the selection of optionees and the timing of option grants; and (ii) review and monitor key employee compensation policies and administer our management compensation plans. The members of our Stock Option and Compensation Committee are Messrs. Quinn (Chairman), Boardman and Dixon. Mr. Dixon replaced Mr. Manser as a member of the Stock Option and Compensation Committee upon Mr. Manser's retirement on August 3, 2000. Our Stock Option and Compensation Committee had a total of four meetings during fiscal 2000.

         Our Audit Committee recommends the annual appointment of our independent public accountants with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees, the accounting principles used by us in financial reporting, internal financial auditing procedures and the adequacy of our internal control procedures. Messrs. Dixon (Chairman), Quinn, and Wilkins serve as members of our Audit Committee. Mr. Dixon replaced Mr. Manser as Chairman of the Audit Committee upon Mr. Manser's retirement on August 3, 2000. Our Audit Committee had a total of five meetings during fiscal 2000.

EXECUTIVE OFFICERS

         In addition to Peter J. Kight, the following persons are our executive officers:

         Peter F. Sinisgalli, age 44, has served as our President since May 1999. He also has served as President of CheckFree Services Corporation since May 1999, as Chief Operating Officer of CheckFree Services Corporation since November 1996, and as President of CheckFree Investment Corporation, CheckFree Management Corporation,

CheckFree i-Solutions, Inc., CheckFree i-Solutions Corporation, CheckFree i-Solutions International, Inc., CheckFree Finance, Inc., CheckFree International Partner, Inc., and CheckFree TransPoint Holdings Inc. Mr. Sinisgalli also serves as a director of CheckFree Services Corporation. From 1994 to 1996, Mr. Sinisgalli was Executive Vice President and Chief Financial Officer of Dun & Bradstreet Software. From 1993 to 1994, Mr. Sinisgalli was Senior Vice President--Group Finance of Dun & Bradstreet Corporation. From 1990 to 1992, Mr. Sinisgalli held various positions with Nielson Media Research, a division of Dun & Bradstreet Corporation.

         David E. Mangum, age 34, has served as our Executive Vice President and Chief Financial Officer since July 2000. He also has served as Executive Vice President and Chief Financial Officer of CheckFree Services Corporation since July 2000, as Executive Vice President and Treasurer of CheckFree Investment Corporation, CheckFree Management Corporation, CheckFree i-Solutions, Inc., CheckFree i-Solutions Corporation, and CheckFree i-Solutions International, Inc., since August 2000, and as Executive Vice President and Treasurer of CheckFree Finance, Inc., CheckFree International Partner, Inc., and CheckFree TransPoint Holdings Inc. since September 2000. From September 1999 to June 2000, Mr. Mangum served as our Senior Vice President, Finance and Accounting. From July 1998 to September 1999, he worked as Vice President, Finance and Administration, Managed Systems Division for Sterling Commerce, Inc. Prior to that, Mr. Mangum worked as the Director of Finance for XcelleNet, Inc. from February 1997 to July 1998. From May 1993 to January 1997, Mr. Mangum served as Director of Finance for Dun & Bradstreet Software.

         Allen L. Shulman, age 52, has served as our Executive Vice President since August 1998 and as General Counsel since May 1997. He also serves as Executive Vice President and General Counsel of CheckFree Services Corporation, and as Executive Vice President of CheckFree Investment Corporation, CheckFree Management Corporation, CheckFree i-Solutions, Inc., CheckFree i-Solutions Corporation, CheckFree i-Solutions International, Inc., CheckFree Finance, Inc., CheckFree International Partner, Inc., and CheckFree TransPoint Holdings Inc. Mr. Shulman is also a director of CheckFree Investment Corporation and CheckFree Management Corporation. From August 1998 to June 2000, Mr. Shulman served as our Chief Financial Officer, and from May 1997 to August 1998, he served as our Senior Vice President. Immediately prior to joining us, Mr. Shulman was the managing attorney for the Atlanta office of Horvath & Lieber, P.C. From 1983 to 1996, Mr. Shulman was General Counsel and Chief Financial Officer for United Refrigerated Services, Inc.

         Lynn D. Busing, age 48, has served as our Executive Vice President since December 1997. He has also served as Executive Vice President, FI Field Operations of CheckFree Services Corporation since November 1999. Prior to that, Mr. Busing served as Executive Vice President, Corporate Banking of CheckFree Services Corporation from August 1999 to November 1999, and as Executive Vice President, Account Management of CheckFree Services Corporation from February 1996 to August 1999. Mr. Busing was Senior Vice President of Servantis Systems Holdings, Inc. from 1993 to 1996. From 1987 to 1993, Mr. Busing held various management positions with Digital Equipment Corporation.

         James S. Douglass, age 35, has served as our Executive Vice President since December 1997. He has also served as Executive Vice President, Corporate Development of CheckFree Services Corporation since August 1999. Prior to that, Mr. Douglass served as Executive Vice President, Mergers and Acquisitions of CheckFree Services Corporation from August 1998 to August 1999. From September 1996 to August 1998, he served as Executive Vice President and Chief Financial Officer of CheckFree Corporation and CheckFree Services Corporation. From 1994 to 1996, Mr. Douglass was Vice President, Corporate Controller and Chief Accounting Officer for Medaphis Corporation. From 1988 to 1994, Mr. Douglass served in various capacities with KPMG Peat Marwick LLP, finally as senior manager.

         Ravi Ganesan, age 34, has served as our Vice Chairman since July 2000. He has also served as Vice Chairman of CheckFree Services Corporation since August 2000, and as Chief Technology Officer of CheckFree Services Corporation since January 1997. From January 1997 to June 2000, Mr. Ganesan served as our Executive Vice President. From 1990 to 1997, Mr. Ganesan held various positions with Bell Atlantic, most recently as Vice President, Distributed Operations & Information Technology from 1995 to 1997.

         Matthew S. Lewis, age 35, has served as our Executive Vice President since August 1999. He has also served as Executive Vice President, EC Product Management and Marketing of CheckFree Services Corporation since January 1998. Prior to that, Mr. Lewis served as our Senior Vice President from December 1997 to August 1999, and as Vice President, Corporate Strategy and Communications for CheckFree Services Corporation from March 1996 to December 1997. From 1988 to 1996, Mr. Lewis held various positions at BankSouth Corporation, including Vice President, Corporate Affairs, Director of Compliance and Director of Communications and Manager of Public Relations.

         John J. Limbert, age 53, has served as our Executive Vice President since August 1998. He has also served as Executive Vice President, EC Customer Operations since May 1998. From 1977 to 1997, Mr. Limbert was employed at Banc One Corporation in various capacities, most recently as the head of its Eastern Region Consumer Banks.

         Gary A. Luoma, Jr., age 43, has served as our Vice President, Chief Accounting Officer and Assistant Secretary since December 1997. He has also served as Vice President, Chief Accounting Officer and Assistant Secretary of CheckFree Services Corporation (a position he has held since April 1997), and as Vice President and Assistant Secretary of CheckFree Investment Corporation, CheckFree Management Corporation, CheckFree i-Solutions, Inc., CheckFree i-Solutions Corporation, CheckFree i-Solutions International, Inc., CheckFree Finance, Inc., CheckFree International Partner, Inc., and CheckFree TransPoint Holdings Inc. Mr. Luoma is also a director of CheckFree Management Corporation. From 1995 to 1997, Mr. Luoma served as Vice President of Finance, Americas Operations and Assistant Secretary and, from 1990 to 1995, as Director of Finance, Planning and Analysis at Dun & Bradstreet Software. From 1983 to 1990, Mr. Luoma held various financial positions with the American Security Group, including Assistant Treasurer, Assistant Controller and Internal Audit Manager. From 1980 to 1983, Mr. Luoma served as a Certified Public Accountant on the audit staff of Ernst & Whinney.

         Curtis A. Loveland, age 53, has served as our Secretary since December 1997. He also serves as Secretary of CheckFree Services Corporation (a position he has held since 1983), CheckFree Investment Corporation, CheckFree Management Corporation, CheckFree i-Solutions, Inc., CheckFree i-Solutions Corporation, CheckFree i-Solutions International, Inc., CheckFree Finance, Inc., CheckFree International Partner, Inc., and CheckFree TransPoint Holdings Inc. Mr. Loveland has been associated with the law firm of Porter, Wright, Morris & Arthur LLP since 1973 and a partner since 1979.

         Keven M. Madsen, age 40, has served as our Vice President since December 1997 and as Treasurer since August 1998. He has also served as Vice President and Treasurer of CheckFree Services Corporation (a position he has held since July 1997), and as Vice President and Assistant Treasurer of CheckFree Investment Corporation, CheckFree Management Corporation, CheckFree i-Solutions, Inc., CheckFree i-Solutions Corporation, CheckFree i-Solutions International, Inc., CheckFree Finance, Inc., CheckFree International Partner, Inc., and CheckFree TransPoint Holdings Inc. Mr. Madsen also serves as a director of CheckFree Investment Corporation and CheckFree Management Corporation. From December 1997 to August 1998, he served as our Assistant Treasurer. From 1996 to 1998, Mr. Madsen served as Director of Tax & Treasury and Assistant Treasurer of CheckFree Services Corporation. From 1990 to 1996, Mr. Madsen served as Manager of Corporate Tax and Treasury for Dun & Bradstreet Software. Prior to 1990, Mr. Madsen was a Certified Public Accountant in the audit and tax divisions of Arthur Andersen & Co.

         Randal A. McCoy, age 37, has served as our Executive Vice President since August 1999. He has also served as Executive Vice President, EC Development of CheckFree Services Corporation since August 1999. Prior to that, Mr. McCoy served as Senior Vice President, Electronic Commerce Development of CheckFree Services Corporation from February 1998 to August 1999, and as Vice President, Genesis Platform Development of CheckFree Services Corporation from May 1997 to February 1998. From 1990 to 1997, Mr. McCoy was Vice President, Corporate Banking Development at Servantis Systems, Inc. Prior to that, Mr. McCoy worked as a large systems architect at BellSouth Corporation.

         Terrie O'Hanlon, age 39, has served as our Senior Vice President, Corporate Communications and Investor Relations since June 1998. She has also served as Senior Vice President, Corporate Communications and Investor Relations of CheckFree Services Corporation since August 1999. From June 1998 to August 1999, she served as Senior Vice President, Communications and Media Relations of CheckFree Services Corporation. From 1997 to 1998, Ms. O'Hanlon served as Vice President, Corporate Communications at Medaphis Corporation. From 1995 to 1997, Ms. O'Hanlon was Corporate Communications Director of Dun & Bradstreet Software. From 1990 to 1995, Ms. O'Hanlon served as Vice President of Crescent Communications.

         Stephen Olsen, age 40, has served as our Executive Vice President since August 1999. He has also served as Executive Vice President, Chief Information Officer of CheckFree Services Corporation since November 1999. Prior to that, Mr. Olsen served as our Senior Vice President from December 1997 to August 1999, as Executive Vice President, EC Information Technology Operations of CheckFree Services Corporation from August 1999 to November 1999 and as Senior Vice President and Chief Information Officer of CheckFree Services Corporation from March 1997 to August 1999. From 1996 to 1997, Mr. Olsen served as Vice President, Chief Information Officer of Geac Computer Corporation. From 1990 to 1996, Mr. Olsen served as Vice President, Chief Information Officer of Dun & Bradstreet Software.

         Harley J. Ostis, age 43, has served as our Executive Vice President since January 1999. He has also served as Executive Vice President, Human Resources and Administration of CheckFree Services Corporation since January 1999. Mr. Ostis also serves as a director of CheckFree Management Corporation. From 1981 to 1999, Mr. Ostis held various positions with Harris Corporation, most recently as Vice President, Human Resources and Quality for Lanier Worldwide, a division of Harris Corporation.

         Francis X. Polashock, age 45, has served as our Executive Vice President since December 1997. He also serves as Executive Vice President and President, CheckFree Investment Services of CheckFree Services Corporation (a position he has held since June 1999). From May 1997 to June 1999, Mr. Polashock served as Executive Vice President and General Manager, Investment Services Division of CheckFree Services Corporation. From 1981 to 1993, Mr. Polashock held several management positions within Dun & Bradstreet Corporation, most recently as General Manager of Asia Pacific and Latin America. From 1993 to 1997, Mr. Polashock was involved with several entrepreneurial ventures targeted at the Chinese marketplace.

         Glen Sarvady, age 38, has served as our Senior Vice President, Operations Strategy since May 2000. He has also served as Vice President, Operations Strategy and Planning of CheckFree Services Corporation since August 1999. Prior to that, Mr. Sarvady served as Vice President, Operations Strategy and Planning of CheckFree Corporation from August 1999 to May 2000, as Vice President, Financial Planning and Analysis of CheckFree Services Corporation from August 1998 to August 1999, and as Vice President, Business Development of CheckFree Services Corporation from 1997 to 1998. From 1988 to 1997, Mr. Sarvady held a variety of financial management positions with Dun & Bradstreet Corporation, most recently as Vice President, Finance of Dun & Bradstreet Software.

         Officers are elected annually by the board of directors and serve at its discretion. There are no family relationships among our directors and executive officers.

OWNERSHIP OF OUR COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information regarding beneficial ownership of our common stock by each of our directors, each of our executive officers named in the Summary Compensation Table, and our directors and executive officers as a group as of September 1, 2000:

                                                   SHARES BENEFICIALLY OWNED (1)(2)
                                                   --------------------------------
            STOCKHOLDER                                NUMBER            PERCENT
-----------------------------------------------    -------------       ------------
Peter J. Kight (3)                                    6,452,617            8.4%

Mark A. Johnson (4)                                   1,437,380            1.9%

Peter F. Sinisgalli                                      67,494               *

Ravi Ganesan                                             58,399               *

Francis X. Polashock                                     52,334               *

William P. Boardman                                      19,216               *

James D. Dixon                                                0               *

Henry C. Duques                                               0               *

Lewis Levin                                                   0               *

Eugene F. Quinn                                          28,000               *

Jeffrey M. Wilkins                                        8,000               *

All directors and executive officers as a group
   (25 people) (3)(4)                                 8,427,432           10.9%

----------
* Represents beneficial ownership of less than 1% of our outstanding common stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those shares.

(2) Includes shares purchasable within 60 days after September 1, 2000, pursuant to the exercise of options covering:

         o        726,940 shares for Mr. Kight;
         o        56,646 shares for Mr. Johnson;
         o        33,458 shares for Mr. Sinisgalli;
         o        55,667 shares for Mr. Ganesan;
         o        51,000 shares for Mr. Polashock;
         o        19,000 shares for Mr. Boardman;
         o        24,000 shares for Mr. Quinn,
         o        8,000 for Mr. Wilkins, and
         o 1,229,678 shares for all directors and executive officers as a group.

(3) Includes 8,600 shares held by the Peter J. Kight and Teresa J. Kight 1995 Children's Trust, 764,471 shares held by The PJK GRAT 97-1, The PJK GRAT 97-2, The PJK GRAT 98-1, The PJK GRAT 98-2, The PJK GRAT 98-3 and The PJK GRAT 98-4, and 600,000 shares held by the Peter J. Kight Irrevocable Trust. Mr. Kight disclaims ownership of these shares in which he has no pecuniary interest. Does not include 54,850 shares held by a charitable foundation of which Mr. Kight is the trustee and disclaims any beneficial ownership.

(4) Includes 8,786 shares held by the Mark A. Johnson 1997 Irrevocable Children's Trust. Mr. Johnson disclaims ownership of these shares in which he has no pecuniary interest.

OWNERSHIP OF COMMON STOCK BY PRINCIPAL STOCKHOLDERS

       The following table sets forth information as of September 1, 2000 (except as noted below), relating to the beneficial ownership of our common stock by each person known us to own beneficially more than 5% of the outstanding shares of our common stock.

                                                   SHARES BENEFICIALLY OWNED (1)
                                                   -----------------------------
            STOCKHOLDER                                NUMBER          PERCENT
-----------------------------------------------    -------------     -----------
Microsoft Corporation                                8,567,250          11.3%
  One Microsoft Way
  Redmond, Washington  98052-6399

Peter J. Kight (2)(3)                                6,602,617           8.6%
  4411 East Jones Bridge Road
  Norcross, Georgia 30092


First Data Corporation                               6,567,250           8.6%
  5660 New Northside Drive, Suite 1400
  Atlanta, Georgia 30328-5800

Brown Investment Advisory & Trust Company(4)
Brown Advisory Incorporated                          6,190,827           8.1%
  19 South Street
  Baltimore Maryland 21202

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those shares.

(2) Includes 726,940 shares purchasable by Mr. Kight pursuant to the exercise of options within 60 days after August 31, 2000.

(3) Includes 8,600 shares held by the Peter J. Kight and Teresa J. Kight 1995 Children's Trust, 764,471 shares held by The PJK GRAT 97-1, The PJK GRAT 97-2, The PJK GRAT 98-1, The PJK GRAT 98-2, The PJK GRAT 98-3 and The PJK GRAT 98-4, and 600,000 shares held by the Peter J. Kight Irrevocable Trust. Mr. Kight disclaims ownership of these shares in which he has no pecuniary interest. Does not include 54,850 shares held by a charitable foundation of which Mr. Kight is the trustee and disclaims any beneficial ownership.

(4) Based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 14, 2000.


EXECUTIVE COMPENSATION

         The following table sets forth certain information regarding compensation paid during our fiscal years ended June 30, 1998, 1999 and 2000 to our Chief Executive Officer and each of our four other highest compensated executive officers (collectively, the named executive officers).

                                            SUMMARY COMPENSATION TABLE
                                             ANNUAL COMPENSATION        LONG-TERM COMPENSATION
                                           ------------------------    -------------------------
                                                                               AWARDS
                                                                        ------------------------
                                                                        RESTRICTED   SECURITIES
                                                                          STOCK      UNDERLYING       ALL OTHER
                                            SALARY        BONUS           AWARD        OPTIONS      COMPENSATION
 NAME AND PRINCIPAL POSITION      YEAR       ($)           ($)             ($)           (#)           ($)(1)
-----------------------------    ------    --------     -----------     ----------   -----------    ------------
PETER J. KIGHT                    2000     $420,000     $551,850(2)     $      0         50,000        $     0
Chairman and Chief Executive      1999     $400,000     $      0(2)     $      0        100,000        $33,000
Officer                           1998     $375,000     $149,813        $      0        100,000        $33,000

MARK A. JOHNSON(3)                2000     $216,000     $174,480(2)     $      0         12,500        $ 2,000
Vice Chairman, Corporate          1999     $205,000     $      0(2)     $      0         25,000        $ 1,000
Development and Marketing         1998     $182,000     $ 54,600        $      0         25,000        $ 1.000

PETER F. SINISGALLI               2000     $294,000     $326,865(2)     $312,756(4)      40,000        $ 2,000
President and Chief Operating     1999     $280,000     $      0(2)     $      0        116,000(5)     $ 1,000
Officer                           1998     $260,417     $103,125        $      0         58,000        $ 1,000

RAVI GANESAN                      2000     $210,000     $121,800        $      0         12,500        $ 2,000
Executive Vice President and      1999     $200,000     $ 36,000        $      0        150,000(5)     $ 1,000
Chief Technology Officer          1998     $182,000     $ 40,950        $      0        100,000        $ 1,000

FRANCIS X. POLASHOCK
Executive Vice President and      2000     $200,000     $106,400        $      0          7,500        $ 2,000
President Investment Services     1999     $190,000     $ 45,600        $      0        130,000(5)     $ 1,000
Division                          1998     $188,965     $ 65,500        $      0         15,000        $ 1,000

----------
(1) Includes matching contribution to our 401(k) Plan of $2,000 for Mr. Johnson, Mr. Sinisgalli, Mr. Ganesan, and Mr. Polashock for fiscal 2000. Includes matching contribution to our 401(k) Plan of $1,000 for Mr. Johnson, Mr. Sinisgalli, Mr. Ganesan, and Mr. Polashock and $33,000 of debt guarantee compensation for Mr. Kight for fiscal 1999. Includes matching contribution to our 401(k) Plan of $1,000 for Mr. Johnson, Mr. Sinisgalli, Mr. Ganesan, and Mr. Polashock and $33,000 of debt guarantee compensation for Mr. Kight for fiscal 1998 and 1999.

(2) The fiscal 1999 bonuses for Messrs. Kight, Johnson and Sinisgalli were deferred to fiscal 2000. An additional bonus of $156,000 for Mr. Kight, $49,200 for Mr. Johnson, and $92,400 for Mr. Sinisgalli over and above the fiscal 2000 bonus was earned for achievement of our performance targets for fiscal 2000.

(3) Mr. Johnson retired as Vice Chairman, Corporate Development and Marketing effective June 30, 2000.

(4) Upon his promotion to President in August 1999, Mr. Sinisgalli was awarded 12,000 shares of restricted common stock at a fair market value of $26.063 per share. The stock vests over a five year period dependent upon Mr. Sinisgalli's continued employment with the Company.

(5) Includes options granted in fiscal 1999 due to repricing of options granted in fiscal years 1998 and 1997.

                        OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth certain information concerning the grant of stock options to the Named Executive Officers under our 1995 Stock Option Plan during the 2000 fiscal year:

                                               INDIVIDUAL GRANTS (1)
                          NUMBER OF
                          SECURITIES       % OF TOTAL                                POTENTIAL REALIZED VALUE AT
                          UNDERLYING    OPTIONS GRANTED     EXERCISE                   ASSUMED ANNUAL RATES OF
                       OPTIONS GRANTED  TO EMPLOYEES IN      PRICE      EXPIRATION   STOCK PRICE APPRECIATION FOR
     NAME                    (#)         FISCAL YEAR(2)    ($/SHARE)       DATE          OPTION TERMS (3)(4)
------------------------------------------------------------------------------------------------------------------
                                                                                           5%($)         10%($)
                                                                                       ------------   ------------
Peter J. Kight               50,000           3.4%          $104.50        2010         $3,285,975     $8,327,305


Mark A. Johnson              12,500           0.8%          $104.50        2010         $  821,494     $2,081,826


Peter F. Sinisgalli          40,000           2.7%          $104.50        2010         $2,628,780     $6,661,844


Ravi Ganesan                 12,500           0.8%          $104.50        2010         $  821,494     $2,081,826


Francis X. Polashock          7,500           0.5%          $104.50        2010         $  492,896     $1,249,096

----------
(1)      This table covers the period from July 1, 1999 to June 30, 2000.

(2) Percentage is based upon 1,472,977 options granted to employees in fiscal 2000.

(3) The dollar amounts in these columns are the product of (a) the difference between (1) the product of the per share market price at the date of grant and the sum of 1 plus the assumed rate of appreciation (5% and 10%) compounded over the term of the option (ten years) and (2) the per share exercise price and (b) the number of shares underlying the grant.

(4) The appreciation rates stated are arbitrarily assumed, and may or may not reflect actual appreciation in the stock price over the life of the option. Regardless of any theoretical value which may be placed on a stock option, no increase in its value will occur without an increase in the value of the underlying shares. Whether an increase will be realized will depend not only on the efforts of the recipient of the option, but also upon conditions in our industry and market area, competition, and economic conditions, over which the optionee may have little or no control.

       AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUE TABLE

           The following table provides certain information regarding the number and value of stock options held by our Named Executive Officers at June 30, 2000.


                                                     NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                    UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS AT
                                                 OPTIONS AT FISCAL YEAR-END (#)     FISCAL YEAR-END ($)(2)
                                                 ------------------------------ ------------------------------
                          SHARES
                         ACQUIRED
                            ON         VALUE
                         EXERCISE    REALIZED
       NAME                 (#)        ($)(1)     EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
---------------------   ----------  -----------  ------------   --------------  -------------  ---------------
Peter J. Kight                  0    $        0     726,140        350,000       $32,289,896      $8,697,910

Mark A. Johnson                 0    $        0      56,646         37,701       $ 1,650,869      $  340,311

Peter F. Sinisgalli       118,249    $7,153,504      33,458        196,666       $   657,695      $4,321,620

Ravi Ganesan               69,254    $2,577,167      16,667        185,833       $   118,752      $5,654,948

Francis X. Polashock            0    $        0       5,000        132,500       $    35,625      $4,699,943

----------
(1) Value realized represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without consideration for any taxes or brokerage expenses that may have been owed.

(2) Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the per share fair market value at year end ($51.5625 on June 30, 2000). An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

EMPLOYMENT AGREEMENTS

         On May 1, 1997, Mr. Kight entered into an employment agreement with us. Mr. Kight's employment agreement provides for a minimum base salary and a covenant not to compete. Mr. Kight's minimum base salary was set at $300,000 until July 1, 1997, when it increased to $375,000. Mr. Kight's base salary was increased to $420,000 for fiscal 2000. Additionally, Mr. Kight received a stock option to purchase 200,000 shares of our common stock at $14.75 per share, the price per share on the date of the employment agreement. The covenant not to compete in Mr. Kight's employment agreement is for the time of employment, plus a one year period following termination of employment. If Mr. Kight's employment is terminated as a result of our change in control (as defined in his employment agreement), if Mr. Kight resigns after a change in control upon making a good faith determination that his employment status or responsibilities have been materially adversely affected, or if Mr. Kight's employment is terminated by us without cause, he is entitled to receive the greater of two times his average annual compensation or an amount equal to his basic salary and incentive compensation until June 30, 2002. The term of Mr. Kight's employment agreement runs through June 30, 2002, and thereafter it renews for one-year periods.

         The following Compensation Committee Report and Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings under the Securities Act of 1933, or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

              REPORT OF THE STOCK OPTION AND COMPENSATION COMMITTEE
                            OF THE BOARD OF DIRECTORS

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

         Our Stock Option and Compensation Committee has the authority and responsibility to establish, determine and administer:

         o        our officer compensation policies;
         o        the salaries of our executive officers;
         o        the formula for bonus awards to our executive officers; and
         o the grants of stock options to our executive officers and other key employees under our 1995 Stock Option Plan.

Our Stock Option and Compensation Committee consists solely of independent non-employee directors. In general, the philosophy of our Stock Option and Compensation Committee is to attract and retain qualified executives, reward current and past individual performance, provide short-term and long-term incentives for superior future performance, and relate total compensation to individual performance as well as our performance. The preferred compensation policy of the Stock Option and Compensation Committee is to set base pay at the lower end of the comparable market ranges, establish performance based annual cash bonus opportunities, and grant significant option positions to key employees to provide greater long term incentives.

         In fiscal 1997, we hired an outside consulting firm to perform an executive compensation survey us. The consulting firm was asked to prepare a survey reviewing base compensation, bonus programs, and stock options in relation to similarly situated companies. The survey concluded that our compensation is mixed when compared to the market, with some positions below market and others above market. After a complete review and discussion of the survey, our Stock Option and Compensation Committee agreed that we would move all executive officers to a July 1 compensation review and adjustment cycle effective July 1, 1997, to permit a more uniform review of executive compensation consistent with salary ranges established for executive positions. Also, based in part on the recommendation of the consulting firm, we entered into an employment agreement with Mr. Kight.

         Mr. Kight's employment agreement, effective May 1, 1997, provided for an increase in base salary for fiscal 2000 from $400,000 to $420,000. In addition, under his employment agreement, Mr. Kight received a one-time stock option grant of 200,000 shares at $14.75 per share, the fair market value of the shares on May 1, 1997. The option shares become 100% vested on May 1, 2003; provided, however, 20% of the option shares will vest and become exercisable at the end of each fiscal year 1998 through 2002 that we attain at least 80% of the budgeted net income or not more than 120% of the budgeted net loss. The stock options also become 100% vested if we terminate Mr. Kight's employment without cause or upon a change in our control, as defined in the employment agreement. The term of the employment agreement is five years, with automatic one-year renewals thereafter.

         In addition to the recommendation of the outside consulting firm, the determination of executive officer base salaries for fiscal 2000 was based primarily on subjective factors, such as our Stock Option and Compensation Committee's perception of individual performance and the executive officer's contribution to our overall performance, and not on specific criteria. No specific weight was given to any of these factors because each of these factors was considered significant and the relevance of each varies depending upon an officer's responsibilities.

         In order to motivate management to meet both our short-term and long-term objectives, our Stock Option and Compensation Committee approved an Incentive Compensation Plan for certain executive officers. The bonuses for senior officers were based partially on the achievement of revenue targets and partially on the achievement of our pre-tax earnings targets and, in appropriate cases, partially on achievement of revenue targets and partially on the achievement of pre-tax earnings targets of our operating divisions. Mr. Kight received a bonus of $551,850 in fiscal 2000, $156,000 of which was deferred into fiscal 2000 from fiscal 1999.

         In fiscal 2000, we updated the executive pay survey performed by the outside consulting firm for us in fiscal 1999. The update concluded that our compensation is mixed when compared to the market, with some positions below market and others above market. In general, the results of the update validated our approach to long-term incentives in the aggregate. After a complete review of the individual performance criteria discussed above and discussion of the survey, we approved annual base salaries with target performance bonus percentages for our executive officers for fiscal 2001, which included an increase in Mr. Kight's base salary from $420,000 to $440,000 for fiscal 2001.

         The purposes of our 1995 Stock Option Plan are to provide long-term incentives to key employees and motivate key employees to improve our performance and thereby increase our common stock price. Beginning in fiscal 1997, stock option awards are considered at the time of the hiring of key associates and annually for all key associates by our Stock Option and Compensation Committee. The value of the stock options awarded is entirely dependent upon our stock performance over a period of time.

         The number of shares of our common stock subject to the options granted during fiscal 2000 was determined based on a subjective evaluation of the past performance of the individual, the total compensation being paid to the individual, the individual's scope of responsibility, and the anticipated value of the individual's contribution to our future performance. No specific weight was given to any of these factors. Options awarded to each executive officer during previous years were reviewed by our Stock Option and Compensation Committee in determining the size of an option awarded for fiscal 2000.

         Each stock option awarded during fiscal 2000 had an exercise price equal to the fair market value of our underlying common stock on the date of the grant. Generally, stock options granted to our new employees vest and become exercisable at the rate of 20% per year if the option holder remains employed at the time of vesting and terminate ten years from the date of grant. Annual stock option grants to our key employees, however, typically vest and become exercisable at the rate of 33-1/3% per year if the option holder remains employed at the time of vesting and terminate ten years from the date of grant. Pursuant to our policy of granting stock options to key employees on an annual basis, on January 1, 2000, Mr. Kight was granted an option to purchase 50,000 shares at a price of $104.50 per share, the fair market value of the shares on January 1, 2000, vesting at the rate of 33-1/3% per year based on continued employment.

         The Budget Reconciliation Act of 1993 amended the Internal Revenue Code to add Section 162(m) which bars a deduction to any publicly held corporation for compensation paid to a "covered employee" in excess of $1,000,000 per year. Generally, we intend that compensation paid to covered employees shall be deductible to the fullest extent permitted by law. Our 1995 Stock Option Plan and our Incentive Compensation Plan are intended to qualify under Section 162(m).


                                         STOCK OPTION AND COMPENSATION COMMITTEE


                                             Eugene F. Quinn (Chairman)
                                             William P. Boardman
                                             James D. Dixon*



* Mr. Dixon became a member of the Stock Option and Compensation Committee on August 3, 2000, as a result of George R. Manser's retirement from our board of directors.

                                PERFORMANCE GRAPH

                      COMPARISON OF CUMULATIVE TOTAL RETURN
              AMONG THE COMPANY, THE NASDAQ STOCK MARKET - US INDEX
                 AND THE S&P COMPUTER SOFTWARE & SERVICES INDEX

         The following Performance Graph compares our performance with that of the Nasdaq Stock Market - US Index and the S&P Computer Software & Services Index, which is a published industry index. The comparison of the cumulative total return to stockholders for each of the periods assumes that $100 was invested on September 27, 1995 (the effective date our common stock was registered under the Securities Exchange Act of 1934, as amended), in our common stock, and in the Nasdaq Stock Market - US Index and the S&P Computer Software & Services Index and that all dividends were reinvested.

                                                                      Cumulative Total Return
                                             ------------------------------------------------------------------------
                                             9/28/95     12/95      12/96       6/97       6/98       6/99       6/00
CHECKFREE CORPORATION                        100.00     119.44      95.14      97.92     163.54     153.13     286.46
NASDAQ STOCK MARKET (U.S.)                   100.00     103.55     127.41     142.57     187.71     270.28     399.28
S & P COMPUTERS (SOFTWARE & SERVICES)        100.00     102.28     159.01     216.48     335.74     515.69     580.93

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES

         Our Amended and Restated Certificate of Incorporation currently authorizes us to issue up to 150,000,000 shares of common stock, $.01 par value, 13,500,000 shares of our preferred stock, $.01 par value, and 1,500,000 shares of Series A Junior Participating Cumulative Preferred Stock, $.01 par value.

         Our board of directors has adopted, subject to stockholder approval, an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of our common stock from 150,000,000 shares to 500,000,000 shares and the authorized number of shares our preferred stock from 13,500,000 shares to 48,500,000 shares. Under the amendment, Section A of Article FOURTH of the Amended and Restated Certificate of Incorporation would read:

                  (A) Aggregate Number of Shares. The aggregate number of shares of stock which the Corporation shall have authority to issue is 550,000,000 shares, consisting of 500,000,000 shares of common stock, $.01 par value (the "Common Stock"), 48,500,000 shares of preferred stock, $.01 par value (the "Preferred Stock"), and 1,500,000 shares of Series A Junior Participating Cumulative Preferred Stock, $.01 par value ("Series A Preferred Stock").

         As of September 1, 2000, of the 150,000,000 shares of common stock presently authorized,75,997,926 shares were issued and outstanding, 8,000,000 shares were reserved for issuance under our stock option plans (excluding the current proposal to increase the number of shares available under our 1995 Stock Option Plan to 12,000,000) and 2,356,557 shares were reserved in the event that holders of our 6 1/2% Convertible Subordinated Notes due 2006 exercised their rights to convert the notes to common shares. In addition, warrants to acquire an additional 10,500,000 shares of our common stock were issued and outstanding.

         In April 2000, we issued approximately 5,000,000 shares of our common stock and assumed stock options totaling over 650,000 shares in connection with the acquisition of BlueGill Technologies, Inc. On September 1, 2000, we issued 17,000,000 shares of our common stock in connection with the acquisition of TransPoint LLC. Additionally, the acquisition of the electronic billing and payment assets of Bank of America, N.A. will require the issuance of approximately 10,000,000 shares and warrants to purchase up to an additional 10,000,000 shares.

         We also anticipate that we may in the future issue additional shares in connection with one or more of the following:

         o        other acquisitions;
         o        strategic investments;
         o corporate transactions, such as stock splits or stock dividends;
         o financing transactions, such as public offerings of common stock or convertible securities;
         o        incentive and employee benefit plans; and
         o otherwise for corporate purposes that have not yet been identified.

         In order to provide our board of directors with certainty and flexibility to undertake such transactions to support our future business growth, the board deems it appropriate at this time to increase the number of authorized shares of our common stock.

         If this proposal is adopted, the additional authorized shares of common stock or preferred stock may be issued upon the approval of our board of directors at such times, in such amounts, and upon such terms as our board of directors may determine, without further approval of the stockholders, unless such approval is expressly required by applicable law, regulatory agencies, or the Nasdaq Stock Market (or any other exchange or quotation service on which our common stock may then be listed). Further, our stockholders will have no preemptive rights to purchase additional shares. Stockholder approval of this proposal will not, by itself, cause any change in our capital accounts. The issuance of additional shares of our common stock may, however, dilute existing our stockholders' equity interest.

         The affirmative vote of the holders of a majority of the shares of our outstanding common stock is required to adopt this proposal. It will become effective upon the filing of a Amended Certificate of Incorporation with the Secretary of State of Delaware, which we intend to make on November 2, 2000, the day after the completion of the annual meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

AMENDMENT TO THE COMPANY'S 1995 STOCK OPTION PLAN

         The proposed amendment to the 1995 Stock Option Plan would increase the number of shares of our common stock subject to the plan from 8,000,000 shares to 12,000,000 shares. Approval of this amendment requires the affirmative vote of the holders of a majority of the shares of our common stock represented at the annual meeting.

GENERALLY

         Our board of directors believes that providing selected persons with an opportunity to invest in CheckFree will give them additional incentive to increase their efforts on our behalf and will enable us to attract and retain the best available associates, officers, directors, consultants and advisers. The description in this proxy statement of the 1995 Stock Option Plan is included solely as a summary, does not purport to be complete, and is qualified in its entirety by the 1995 Stock Option Plan. Our board of directors has approved an amendment to the 1995 Stock Option Plan to increase the number of shares of common stock reserved for issuance upon the exercise of options granted under the 1995 Stock Option Plan from 8,000,000 shares to 12,000,000 shares.

         Our board of directors has approved the increase of the shares of common stock subject to the 1995 Stock Option Plan in view of anticipated increases in the number of associates of the Company due to internal growth and through acquisitions. The 1995 Stock Option Plan was adopted by our board of directors on August 8, 1995 and approved by the stockholders as of August 8, 1995. The 1995 Stock Option Plan was subsequently amended by our board of directors on October 18, 1996, May 1, 1997, September 15, 1997, and August 14, 1998, and such amendments were approved by our stockholders on January 27, 1997, October 30, 1997, and November 9, 1998. The amendment increasing the number of shares of common stock issuable under the 1995 Stock Option Plan was adopted by our board of directors on August 3, 2000. The 1995 Stock Option Plan provides for the grant of options to key associates, officers, directors, consultants and advisers who render services to us. The options may be either Incentive Options or Non-Statutory Options.

ADMINISTRATION OF THE 1995 STOCK OPTION PLAN

         The 1995 Stock Option Plan is administered by our board of directors, which may, and has, delegated all of its powers under the 1995 Stock Option Plan to our stock option and compensation committee, which is authorized to determine:

         o        to whom and at what time the stock options may be granted;
         o the designation of the option as either an Incentive Option or Non-Statutory Option;
         o        the per share exercise price;
         o        the duration of each option;
         o the number of shares subject to each option and any restrictions on such shares;
         o        the rate and manner of exercise; and
         o        the timing and form of payment.

NUMBER OF AUTHORIZED SHARES

         Currently, the number of shares available for issuance under the 1995 Stock Option Plan is 8,000,000 shares of common stock. The maximum number of stock options that may be granted to an individual under the 1995 Stock Option Plan in any calendar year is 500,000 shares. The number and class of shares available under the 1995 Stock Option Plan and subject to outstanding options may be adjusted by the stock option and compensation committee to prevent dilution or enlargement of rights in the event of various changes in our capitalization. Shares of common stock attributable to unexercised options which expire or are terminated may be available for reissuance under the 1995 Stock Option Plan.

ELIGIBILITY AND PARTICIPATION

         Eligibility to participate in the 1995 Stock Option Plan extends to all of our executive, administrative, operational and managerial employees and any of our current or future subsidiaries or parents. Currently, we and our subsidiaries employ approximately 2,473 associates who are eligible to participate. We anticipate that approximately 40% of those eligible will participate in the 1995 Stock Option Plan. Participation in the 1995 Stock Option Plan is at the discretion of the stock option and compensation committee and will be based upon each associate's present and potential contributions to our success and to the success of our subsidiaries and such other factors as the stock option and compensation committee deems relevant. No associate may be granted in any calendar year options covering more than 500,000 shares of common stock.

EXERCISE PRICE

         Incentive Options may not have an exercise price less than the fair market value of our common stock on the date of grant. Non-Statutory Options may have an exercise price less than the fair market value of the underlying common stock on the date of grant; however, in practice the stock option and compensation committee has generally granted Non-Statutory Options at the fair market value of our common stock on the date of grant.

VESTING

         The stock option and compensation committee may determine at the time of grant and thereafter the terms under which options shall vest and become exercisable. Options not exercisable as of the date of a change in control, as defined, of CheckFree will become exercisable immediately as of such date. A change in control of CheckFree shall be deemed to have occurred as of the first day that either of the following has occurred:

         o a person not in control of CheckFree on the effective date of the 1995 Stock Option Plan becomes the beneficial owner, directly or indirectly, of securities representing a majority of the combined voting power of our then outstanding securities; or

         o our stockholders approve a plan of complete liquidation, a sale of all or substantially all of our assets, or a merger, consolidation, or reorganization of CheckFree with or involving another corporation, other than a merger, consolidation, or reorganization that would result in our voting securities outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least a majority of the combined voting power of our voting securities (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.

SPECIAL LIMITATIONS ON INCENTIVE OPTIONS

         No Incentive Options may be granted to an associate who owns, at the time of the grant, stock representing more than 10% of the total combined voting power of all classes of stock of CheckFree, its parent or its subsidiaries, unless the exercise price per share of common stock for the shares subject to such Incentive Options is at least 110% of the fair market value per share of common stock on the date of grant and such Incentive Options is not exercisable for more than five years after its date of grant. In addition, the total fair market value of shares of common stock subject to Incentive Options which are exercisable for the first time by an eligible associate in a given calendar year shall not exceed $100,000, valued as of the date of the Incentive Options' grant. Incentive Options may not have an exercise period that exceeds ten years from the date of grant and are subject to certain other limitations which allow the option holder to qualify for favorable tax treatment. None of these restrictions applies to the grant of Non-Statutory Options, which may have an exercise price less than the fair market value of the underlying common stock on the date of grant, may have a total fair market value of shares subject thereto which are valued in excess of $100,000 in any given calendar year, and may be exercisable for an indeterminate period of time.

EXERCISE OF OPTIONS

         An option may be exercised by written notice to our chief financial officer or other officer designated by the stock option and compensation committee. The exercise price of an option may be paid in cash or, with the consent of the stock option and compensation committee:

         o by delivery of previously acquired shares of common stock that have been held for at least six months, valued at their fair market value on the date they are tendered;

         o by delivery of a full recourse promissory note for the portion of the exercise price in excess of the par value of the shares subject to the option, the terms and conditions of which will be determined by the stock option and compensation committee, and in cash for the par value of the shares;

         o        by any combination of the foregoing methods; or

         o by delivery of written instructions to forward the notice of exercise to a broker or dealer and to deliver to a specified account a certificate for the shares purchased upon exercise of the option and a copy of irrevocable instructions to the broker or dealer to deliver the purchase price of the shares to CheckFree.

TRANSFERABILITY

         An option may not be transferred except by will or by the laws of descent and distribution and may be exercised, during the lifetime of the optionee, only by the optionee or by the optionee's guardian or legal representative. Notwithstanding the foregoing, an optionee may transfer a Non-Statutory Option to members of his or her immediate family (as defined in Rule 16a-1 promulgated under the 1934 Act), to one or more trusts for the benefit of such family members or to partnerships in which such family members are the only partners if (a) the stock option agreement with respect to such Non-Statutory Option as approved by the stock option and compensation committee expressly so provides and (b) the optionee does not receive any consideration for the transfer. Non-Statutory Options held by such transferees are subject to the same terms and conditions that applied to such Non-Statutory Options immediately prior to transfer.

EXPIRATION OF OPTIONS

         Options will expire at such time as the stock option and compensation committee determines at the date of grant; provided, however, that no Incentive Options may be exercised more than ten years from the date of grant, unless Incentive Options are held by a 10% stockholder, in which case such Incentive Options may not be exercised more than five years from the date of grant.

TERMINATION OF OPTIONS

         Any option granted under the 1995 Stock Option Plan will, subject to earlier termination by its terms, terminate automatically if not exercised:

         o within 30 days after the optionee's termination of employment with us (other than by reason of death, disability, retirement, or for cause);

         o within one year after the employee's death or termination of employment by us by reason of disability, as defined in the 1995 Stock Option Plan;

         o within three years after an employee's retirement, as defined in the 1995 Stock Option Plan; and

         o prior to termination by us for cause, as defined in the 1995 Stock Option Plan.

TERM OF 1995 STOCK OPTION PLAN

         The 1995 Stock Option Plan will terminate on August 8, 2005, unless earlier terminated by our board of directors.

1995 STOCK OPTION PLAN TABLE

         As of June 30, 2000, options to purchase an aggregate of 6,225,420 shares of the common stock (net of options canceled) had been granted pursuant to the 1995 Stock Option Plan, options to purchase 1,215,056 shares had been exercised, options to purchase 5,010,364 shares remained outstanding, and 1,774,580 shares remained available for future grant. On July 1, 2000, we granted options to purchase 701,652 shares under the 1995 Stock Option Plan, decreasing the number of shares available for issuance from 1,774,580 to 1,073,018. As of June 30, 2000, the market value of all shares of the common stock subject to outstanding options under the 1995 Stock Option Plan and all of our stock option plans was approximately $258,346,894 and $317,724,773 respectively (based upon the closing sale price of the common stock as reported on the Nasdaq National Market on June 30, 2000 of $51.5625 per share). During the fiscal year ended June 30, 2000, options covering 1,472,977 shares of common stock were granted to our employees under the 1995 Stock Option Plan. The market value of the 12,000,000 shares of common stock to be subject to the 1995 Stock Option Plan was approximately $618,750,000 as of June 30, 2000.

         As of June 30, 2000, the following current directors and named executive officers had been granted options under the 1995 Stock Option Plan as follows:

                                                        AVERAGE EXERCISE PRICE
      NAME                  NUMBER OF OPTIONS GRANTED        PER SHARE
-------------------------   -------------------------   ----------------------
Peter J. Kight                       551,000                   $30.29

Mark A. Johnson                       94,347                   $37.47

Peter F. Sinisgalli                  406,373                   $30.98

Ravi Ganesan                         371,754                   $24.33

Francis X. Polashock                 252,500                   $19.41

William P. Boardman                   43,000                   $30.49

James D. Dixon                             -                       --

Henry C. Duques                            -                       --

Lewis Levin                                -                       --

Eugene F. Quinn                       28,000                   $39.20

Jeffrey M. Wilkins                    28,000                   $39.20

         Since adoption of the 1995 Stock Option Plan:

         o all current executive officers, as a group, have been granted options under the 1995 Stock Option Plan covering 3,158,983 shares of common stock (net of options cancelled), which represents approximately 35% of the total number of options granted pursuant to the 1995 Stock Option Plan;

         o all directors who are not executive officers, as a group, have been granted options under the 1995 Stock Option Plan covering 99,000 shares of common stock (net of options cancelled), which represents approximately 1% of the total number of options granted pursuant to the 1995 Stock Option Plan; and

         o all current employees, excluding executive officers, as a group, have been granted options under the

                  1995 Stock Option Plan covering 5,775,960 shares of common stock (net of options cancelled), which represents approximately 64% of the total number of options granted pursuant to the 1995 Stock Option Plan.

FEDERAL INCOME TAX CONSEQUENCES

         The 1995 Stock Option Plan permits the granting of Incentive Options as well as Non-Statutory Options. Generally, no income is recognized when either type of option is granted to the option holder, but the subsequent tax treatment differs widely.

         Non-Statutory Options. Upon the exercise of a Non-Statutory Option, the excess of the fair market value of the shares on the date of exercise over the option price is compensation to the option holder at the time of the exercise. The tax basis for the shares purchased is their fair market value on the date of exercise. Any gain or loss realized upon a later sale of the shares for an amount in excess of or less than their tax basis will be taxed as capital gain or loss, respectively, with the character of the gain or loss (short-term or long-term) depending upon how long the shares were held since exercise.

         Incentive Options. Generally, no regular taxable income is recognized upon the exercise of Incentive Options. The tax basis of the shares acquired will be the exercise price. To receive this favorable treatment, shares acquired pursuant to the exercise of Incentive Options may not be disposed of within two years after the date the option was granted, nor within one year after the exercise date. If the shares are sold before the end of these holding periods, the amount of that gain which equals the lesser of the difference between the fair market value on the exercise date and the option price or the difference between the sale price and the option price is taxed as ordinary income and the balance, if any, as short-term or long-term capital gain, depending upon how long the shares were held. If the holding periods are met, all gain or loss realized upon a later sale of the shares for an amount in excess of or less than their tax basis will be taxed as a long-term capital gain or loss, respectively.

         Alternative Minimum Tax. For purposes of determining the option holder's alternative minimum taxable income subject to the alternative minimum tax, the exercise of Incentive Options by an option holder will result in the recognition of taxable income at the time of the exercise of the option in an amount equal to the excess of the fair market value of the shares on the exercise date over the option price. The alternative minimum tax is paid only to the extent it exceeds an individual's regular tax. It is imposed at a rate of 26% on the first $175,000 of alternative minimum taxable income in excess of the applicable exemption amount and at a rate of 28% for any alternative minimum taxable income over that amount. The exemption amount is phased out for higher income taxpayers.

         Exercise with Previously-Owned Shares. All options granted under the 1995 Stock Option Plan may be exercised with payment either in cash or, if authorized in advance by our board of directors, in previously-owned shares of our common stock at their then fair market value, or in a combination of both. When previously-owned shares are used to purchase new shares upon the exercise of Incentive Options or Non-Statutory Options, no gain or loss is recognized by the option holder to the extent that the total value of the old shares surrendered does not exceed the total value of all of the new shares received. If, as would almost always be the case, the value of the new shares exceeds the value of the old shares, the excess amount is not regular taxable income to the option holder, if the option exercised is an Incentive Option and the holding periods discussed above are met for the old shares at the time of exercise. The new shares would also be subject to the holding periods discussed above. On the other hand, if the option exercised is a Non-Statutory Option, the excess amount is taxable as ordinary income.

         Cashless Exercise. Under certain circumstances, a stockholder also may exercise his or her stock option under the Plan by employing a broker to provide us with the exercise price. Undertaking a cashless exercise in conjunction with the exercise of an Incentive Option results in a disposition of those shares before the end of the holding period and causes the stockholder to recognize ordinary income for those Incentive Options that are sold to effect the cashless exercise.

         The Company Deduction. No tax deduction is available to us in connection with the exercise of Incentive Options if the holding periods discussed above are met. We, however, are entitled to a tax deduction in connection with the exercise of Incentive Options if the holding periods discussed above are not met, in an amount equal to the ordinary income recognized by the option holder (conditioned upon proper reporting and tax withholding and subject to possible deduction limitations). We are entitled to a tax deduction in connection with a Non-Statutory Stock Option equal to the compensation income recognized by the option holder upon the grant date or the exercise date (conditioned upon proper reporting and tax withholding and subject to possible deduction limitations).

         1998 Tax Reform Act. Under recently enacted legislation, capital gains recognized by option holders generally will be subject to a maximum federal income tax rate of 20%, provided the shares sold or exchanged are held for more than twelve months. If the shares are held for less than twelve months, then the capital gains recognized by option holders will be taxed at a maximum federal income tax rate of 28%.

         Section 162(m). Section 162(m) of the Code does not permit us to deduct non-performance-based compensation in excess of $1,000,000 per year paid to certain covered officers. We believe that compensation paid pursuant to the 1995 Stock Option Plan should qualify as performance-based compensation and, therefore, Section 162(m) should not cause us to be denied a deduction for compensation paid to certain covered officers pursuant to the 1995 Stock Option Plan.

         OUR BOARD OF DIRECTORS RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" APPROVAL OF THE AMENDMENT TO THE 1995 STOCK OPTION PLAN.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Currently, Messrs. Boardman and Quinn, who are not employees, are members of our stock option and compensation committee. Since 1994, Mr. Kight has served as a member of Metatec International, Inc. and its predecessor's board of directors, of which Mr. Wilkins is Chairman, President and Chief Executive Officer.

TRANSACTIONS BETWEEN INTUIT INC. AND CHECKFREE

         We entered into a services and license agreement with Intuit Inc. in connection with the acquisition of Intuit Services Corporation in January 1997. As of June 30, 2000, Intuit Inc. owned 6.3% of our outstanding common stock. The principal objectives of the agreement were to:

         o establish a continuing cooperative relationship between the parties whereby users of Intuit software products and services would continue to be able to obtain electronic banking and electronic bill payment services from us through these Intuit products and services;

         o provide the means for an orderly transition in the operation and support of several services offered by Intuit Services Corporation that were interdependent on technologies, equipment, facilities, personnel and support services of Intuit and us;

         o set forth the terms on which we and Intuit will cooperate to develop, market, distribute and support some of our respective products and services; and

         o provide for the grant of various technology licenses and mutual support and technical cooperation agreements among the parties.

         During fiscal 2000, we incurred $555,138 in royalty expense in connection with the terms of this agreement.

TRANSACTIONS BETWEEN BANK ONE CORPORATION AND CHECKFREE

         Mr. Boardman, the vice chairman of Bank One, serves on our board of directors. On October 26, 1999, we entered into a new agreement with Bank One Corporation that covers bill payment and other processing services for Bank One, Wingspanbank.com and First USA. Additionally, Bank One purchased from us 250,000 shares of our common stock at $39.25 per share, the then current market price. As part of this long-term business agreement, we also agreed to issue to Bank One warrants to purchase up to three million shares of our common stock. Warrants to purchase one million shares of our common stock were issued upon the execution of the agreement and warrants to purchase the remaining two million shares of our common stock may be issued in the future if specified performance criteria are met. None of the warrants issued or issuable to Bank One may vest prior to September 2002. If the warrants vest, they will be exercisable by Bank One at the market price of our common stock at the time of issuance. Bank One currently owns less than 1% of our outstanding common stock.

         During fiscal 2000, we earned revenue from Bank One totaling $6,049,142 for a combination of electronic bill payment services, software licenses and related maintenance services, and portfolio management services.

TRANSACTIONS BETWEEN BANK OF AMERICA AND CHECKFREE

         Mr. Dixon, Executive of Bankofamerica.com, a subsidiary of Bank of America, serves on our board of directors. During fiscal 2000, we earned $14,607,362 from Bank of America from a combination of electronic bill payment services, software licenses and related maintenance services, and portfolio management services.

MISCELLANEOUS

         Curtis A. Loveland, our Secretary, is a partner in the law firm of Porter, Wright, Morris & Arthur LLP, which firm serves as our outside general counsel. Mr. Loveland owns less than 1% of our outstanding common stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and greater than 10% stockholders, to file reports of ownership and changes in ownership of our securities with the Securities and Exchange Commission. Copies of the reports are required by SEC regulation to be furnished to us. Based on our review of these reports and written representations from reporting persons, we believe that all reporting persons complied with all filing requirements during the year ended June 30, 2000.

INDEPENDENT PUBLIC ACCOUNTANTS

         Our board of directors has appointed Deloitte & Touche LLP, independent public accountants, as our auditors for fiscal 2001. Deloitte & Touche LLP has served as our independent public accountants since 1981. Our board of directors believes that the reappointment of Deloitte & Touche LLP for fiscal 2001 is appropriate because of the firm's reputation, qualifications, and experience. Representatives of Deloitte & Touche LLP will be present at our annual meeting and will have an opportunity to make a statement if they desire to do so. These representatives will be available to respond to appropriate questions.

PROPOSALS BY STOCKHOLDERS FOR 2001 ANNUAL MEETING

         If any of our stockholders wishes to submit a proposal to be included in next year's proxy statement and acted upon at our 2001 annual meeting of stockholders, the proposal must be received by our corporate Secretary at our principal executive offices, 4411 East Jones Bridge Road, Norcross, Georgia 30092, prior to the close of business on June 10, 2001. Any stockholder proposal submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 for presentation to our 2001 annual meeting of stockholders will be considered untimely for purposes of Rule 14a-4 and 14a-5 if notice thereof is received by us after August 24, 2001.

OTHER MATTERS

         As of the date of this proxy statement, our management knows of no other business that will come before the meeting. Should any other matter requiring a vote of the stockholders arise, the proxy in the enclosed form confers upon the persons designated to vote the shares discretionary authority to vote with respect to these matter in accordance with their best judgment.

         Our 2000 Annual Report to Stockholders, including financial statements, was furnished to our stockholders prior to or concurrently with the mailing of this proxy material.



                                    By Order of the Board of Directors,

                                    Curtis A. Loveland
                                    Secretary

                              CHECKFREE CORPORATION
              4411 EAST JONES BRIDGE ROAD, NORCROSS, GEORGIA 30092

              ----------------------------------------------------

           PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - NOVEMBER 1, 2000


         The undersigned stockholder of CheckFree Corporation (the "Company") hereby appoints Peter J. Kight and Peter F. Sinisgalli, or either one of them, as attorneys and proxies with full power of substitution to each, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company's headquarters located at 4411 East Jones Bridge Road, Norcross, Georgia, on Wednesday, November 1, 2000, at 4:00 p.m. local time, and at any adjournment or adjournments thereof, with all of the powers such undersigned stockholder would have if personally present, for the following purposes:

         1.       Election of Mark A. Johnson and Eugene F. Quinn as Class II
                  Directors.

                           |_|  FOR
                           |_|  WITHHOLD AUTHORITY FOR EACH NOMINEE

                  (INSTRUCTION: TO WITHHOLD AUTHORITY FOR A SPECIFIC NOMINEE,
                  WRITE THAT NOMINEE'S NAME HERE:                            .)
                                                 ----------------------------

         2. To increase the number of authorized shares of the Company from 165,000,000 to 550,000,000, consisting of 500,000,000 shares of common stock, $.01 par value; 48,500,000 shares of preferred stock, $.01 par value, and 1,500,000 shares of Series A Junior Participating Cumulative Preferred Stock, $.01 par value.

                           |_|  FOR
                           |_|  AGAINST
                           |_|  ABSTAIN

         3. To consider and act upon a proposed amendment to the Company's 1995 Stock Option Plan to increase the number of shares of the Company's common stock issuable upon exercise of stock options under the 1995 Stock Option Plan from 8,000,000 shares to 12,000,000 shares.

                           |_|  FOR
                           |_|  AGAINST
                           |_|  ABSTAIN

         4. To transact any other business which may properly come before the annual meeting or any adjournment thereof.

    (Continued and to be signed on other side.)(Continued from other side.)

THIS PROXY, WHEN EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2, 3 AND 4.

         The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, dated October 2, 2000, and the proxy statement of the Company furnished therewith. Any proxy heretofore given to vote said shares is hereby revoked.

         PLEASE SIGN AND DATE THIS PROXY BELOW AND RETURN IN THE ENCLOSED ENVELOPE.

                                    Dated:                                , 2000
                                          --------------------------------


                                    --------------------------------------------
                                                      (Signature)

                                    --------------------------------------------
                                                      (Signature)

                                    SIGNATURE(S) SHALL AGREE WITH THE NAME(S)
                                    PRINTED ON THIS PROXY. IF SHARES ARE
                                    REGISTERED IN TWO NAMES, BOTH STOCKHOLDERS
                                    SHOULD SIGN THIS PROXY. IF SIGNING AS
                                    ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE
                                    OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS
                                    SUCH.


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS